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Exhibit 5.1

KIRKLAND & ELLIS LLP AND AFFILIATED PARTNERSHIPS
200 East Randolph Drive Chicago, Illinois 60601
312 861-2000
www.kirkland.com	Facsimile: 312 861-2200

May 20, 2005

Synagro Technologies, Inc.
1800 Bering Drive, Suite 1000
Houston, Texas 77057

Ladies and Gentlemen:

        We are acting as special counsel to Synagro Technologies, Inc., a Delaware corporation (the "Company"), in connection with the proposed registration by the Company of 37,878,787 shares of its common stock, par value $.002 per share (the "Common Stock") and the attached preferred share purchase rights (the "Rights") attached to the Common Stock (collectively, the "Shares"), pursuant to a Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the "Commission") on the date hereof, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). Of the Shares to be registered pursuant to the Registration Statement, up to 9,523,810 shares are being offered by the Company (the "Primary Shares") and up to 28,354,977 shares are being offered by the selling stockholders named in the Registration Statement (the "Secondary Shares"). For purposes of this opinion, the terms Primary Shares and Secondary Shares also refers to any additional Shares included pursuant to Rule 462(b) under the Act.

        In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Certificate of Incorporation of the Company and the Certificate of Amendment to the Certificate of Incorporation of the Company, (ii) the Rights Agreement, dated as of December 20, 1996, between Synagro Technologies, Inc. and Intercontinental Registrar & Transfer Agency, Inc., as Rights Agent, and (iii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Primary Shares and, as applicable, the original issuance of the Secondary Shares.

        For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the selling stockholders and officers and other representatives of the Company.

        Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

        (a)   When the Registration Statement becomes effective under the Act, when the Board of Directors and the Pricing Committee of the Company have taken all necessary action to approve the issuance and sale of the Primary Shares and when appropriate certificates representing the Primary Shares are duly countersigned and registered by the Company's transfer agent/registrar and delivered to the purchasers of the Primary Shares against payment of the agreed consideration, the Primary Shares will be validly issued, fully paid and nonassessable.

        (b)   The Secondary Shares issued and outstanding as of the date of this opinion have been duly authorized, validly issued and fully paid and are nonassessable.

        (c)   The Secondary Shares that are not issued and outstanding as of the date of this opinion will, when such Secondary Shares are issued upon conversion of the Company's Series D Redeemable Preferred Stock and Series E Redeemable Preferred Stock and certificates representing such Secondary Shares have been duly executed, countersigned by the Company's transfer agent/registrar and delivered on behalf of the Company against surrender of the certificates representing the Company's Series D Redeemable Preferred Stock and Series E Redeemable Preferred Stock, be validly issued, fully paid and nonassessable.

        (d)   The Rights relating to the Primary Shares, when issued in accordance with the Rights Agreement and as contemplated by the Registration Statement, will be validly issued and binding obligations of the Company, enforceable in accordance with their terms.

        (e)   The Rights relating to the Secondary Shares issued and outstanding on the date of this opinion are validly issued and binding obligations of the Company, enforceable in accordance with their terms.

        (f)    The Rights relating to the Secondary Shares that are not issued and outstanding as of the date of this opinion will, when such Secondary Shares are issued (i) upon conversion of the Company's Series D Redeemable Preferred Stock and Series E Redeemable Preferred Stock and certificates representing such Secondary Shares have been duly executed, countersigned by the Company's transfer agent/registrar and delivered on behalf of the Company against surrender of the certificates representing the Company's Series D Redeemable Preferred Stock and Series E Redeemable Preferred Stock and (ii) in accordance with the Rights Agreement and as contemplated by the Registration Statement, be validly issued and binding obligations of the Company, enforceable in accordance with their terms.

        Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-3 filed pursuant to Rule 462(b) under the Act with respect to the registration of additional securities for sale in the offering contemplated by the Registration Statement.

        This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                      Sincerely,

                      KIRKLAND & ELLIS LLP

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  Exhibit 5.1